EXHIBIT 8.1

December 7, 2006

To Each of the Parties Listed
on Schedule A Attached Hereto

Opinion: Tax (Notes)
The National Collegiate Student Loan Trust 2006-4
Student Loan Asset Backed LIBOR Rate Notes

Ladies and Gentlemen:

We have acted as counsel to The National Collegiate Student Loan Trust 2006-4, a Delaware statutory trust (the “Trust”), The National Collegiate Funding LLC (the “Depositor”), The First Marblehead Corporation (“FMC”) and First Marblehead Data Services, Inc. (“FMDS”) as to certain matters in connection with (i) the Student Loan Purchase Agreements listed on Schedule B (each, a “Student Loan Purchase Agreement”), each among a bank listed on Schedule C (each, a “Bank”) as an originator pursuant to the student loan programs listed on Schedule D and a seller of student loans (each, a “Student Loan”) and FMC, and the Pool Supplements thereto listed on Schedule E (each, a “Pool Supplement;” together with the related Student Loan Purchase Agreement, each, a “Bank Sale Agreement”), each among a Bank, FMC and the Depositor, (ii) the Deposit and Sale Agreement, dated as of December 7, 2006 (the “Depositor Sale Agreement”), between the Depositor and the Trust, (iii) the Indenture, dated as of December 1, 2006 (the “Indenture”), between the Trust and U.S. Bank National Association (the “Indenture Trustee”), and the Student Loan Asset Backed Notes Series 2006-4 (the “Notes”) issued pursuant thereto, (iv) each of the Guaranty Agreements listed on Schedule F (each, a “Guaranty Agreement”), each between The Education Resources Institute, Inc. (“TERI”) and a Bank, (v) each of the Deposit and Security Agreements, Control Agreements and Security Agreements listed on Schedule G (each, a “Deposit Agreement”), (vi) the Deposit and Security Agreement, dated as of December 7, 2006 (the “Security Agreement”), among TERI, the Trust and FMDS, (vii) the Custodial Agreements, each dated as of December 7, 2006 (the “Custodial Agreements”), among the Trust, the Indenture Trustee and the Pennsylvania Higher Education Assistance Agency (“PHEAA”), CFS-SunTech Servicing LLC (“CFS-SunTech”), Great Lakes Educational Loan Services, Inc. (“Great Lakes”), EdFinancial Services, LLC (“EdFinancial”), Nelnet, Inc. (“Nelnet”) and ACS Education Services, Inc. (“ACS”), respectively, (viii) (a) the Amended and Restated Private Student Loan Servicing Agreement, dated as of September 28, 2006 (the “PHEAA Servicing Agreement”), between PHEAA and FMC, (b) the Private Consolidation Agreement, dated as of March 26, 2004, as amended (the “CFS-SunTech Servicing Agreement”), between CFS-SunTech and FMC, (c) the Non-FFELP Loan Servicing Agreement, dated as of May 1, 2003 (the “Great Lakes Servicing Agreement”), between Great Lakes and FMC, (d) the Alternative Servicing Agreement, dated as of February 1, 2004, as supplemented (the “EdFinancial Servicing Agreement”), between EdFinancial and FMC, (e) the Loan Servicing Agreement, dated as of August 1, 2001 (the “Nelnet Servicing Agreement”), between Nelnet Loan Services, Inc. (f/k/a UNIPAC Service Corporation) and FMC and (f) the Alternative Servicing Agreement, dated as of March 1, 2005 (together with the PHEAA Servicing Agreement, the CFS-SunTech Servicing Agreement, the Great Lakes Servicing Agreement, the EdFinancial Servicing Agreement and the Nelnet Servicing Agreement, the “Servicing Agreements”), between ACS and FMC, (ix) the Servicer Consent Letters, each dated as of December 7, 2006 (the “Servicer Consent Letters”), among FMC, the Trust and PHEAA, CFS-SunTech, Great Lakes, EdFinancial, Nelnet and ACS, respectively, (x) the Interim Trust Agreement, dated as of November 2, 2006, between Wilmington Trust Company (the “Owner Trustee”) and the Depositor, as amended and restated by the Trust Agreement, dated as of December 7, 2006 (as amended and restated, the “Trust Agreement”), among the Owner Trustee, the Depositor and TERI, and the owner trust certificates issued pursuant thereto (the “Owner Trust Certificates”), (xi) the Administration Agreement, dated as of December 7, 2006 (the “Administration Agreement”), among the Trust, the Owner Trustee, the Indenture Trustee, FMDS and the Depositor, (xii) the Underwriting Agreement, dated as of November 29, 2006 (the “Underwriting Agreement”), among the Depositor, Goldman, Sachs & Co., J.P Morgan Securities Inc. and Greenwich Capital Markets, Inc. (collectively, the “Underwriters”), (xiii) the Acknowledgment of Guaranty Agreements, dated as of December 7, 2006 (the “Acknowledgment”), by TERI, (xiv) the Structuring Advisory Agreement, dated as of December 7, 2006 (the “Structuring Agreement”), between the Trust and FMC, (xv) each Loan Origination Agreement listed on Schedule H (each, an “Origination Agreement”), (xvi) the Back-up Administration Agreement, dated as of December 7, 2006 (the “Back-up Administration Agreement”), among the Trust, the Depositor, FMDS, the Owner Trustee and U.S. Bank National Association, (xvii) the Free Writing Prospectus (including the Base Prospectus, as defined below), dated November 13, 2006 (the “Free Writing Prospectus”), the Term Sheet, dated November 27, 2006 (the “Term Sheet”; together with the Free Writing Prospectus, the “Pricing Information Package”), the Prospectus Supplement, dated December 5, 2006 (the “Prospectus Supplement”) and the Prospectus to which it relates, dated September 7, 2006 (the “Base Prospectus”; together with the Prospectus Supplement, the “Prospectus”) and (xiii) the Registration Statement No. 333-128413 filed with the U.S. Securities and Exchange Commission (the “Registration Statement”). The Student Loan Purchase Agreements, the Pool Supplements, the Depositor Sale Agreements, the Indenture, the Guaranty Agreements, the Deposit Agreements, the Security Agreement, the Custodial Agreements, the Servicing Agreements, the Servicer Consent Letter, the Trust Agreement, the Administration Agreement, the Underwriting Agreement, the Acknowledgments, the Structuring Agreement, the Origination Agreement and the Back-up Administration Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in Appendix A to the Indenture. This opinion is being delivered pursuant to Section 6 of the Underwriting Agreement.

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code of 1986, as amended (the “Code”). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions to which this opinion letter relates.

Based upon and subject to the foregoing, it is our opinion that:

1.
The statements made in the Base Prospectus, the Pricing Information Package and the Prospectus Supplement under the heading “U.S. Federal Income Tax Consequences”, to the extent that those statements constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

2.
For United States federal income tax purposes, assuming the accuracy of and compliance with the representations, covenants and other provisions of the Agreements without any waiver or modification thereof, although there are no regulations, rulings or judicial precedents addressing the characterization for federal income tax purposes of securities having terms substantially the same as those of the Notes, for federal income tax purposes the Notes will be treated as indebtedness to holders thereof other than the owner of the Owner Trust Certificates, and not as ownership interests in the Trust or in a separate association taxable as a corporation, and the Trust will not be classified as an association taxable as a corporation.

To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, any U.S. federal tax advice contained herein, as to which each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor, (i) is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Internal Revenue Code and (ii) is written in connection with the promotion or marketing of the transaction or matters addressed herein.

This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction to which this opinion letter relates, (iv) in connection with a due diligence inquiry by or with respect to any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter, (v) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.) and (vi) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

Very truly yours,

/s/ Thacher Proffitt & Wood LLP

SCHEDULE A

Bank of America, N.A. 600 Wilshire Blvd, Fourth Floor Los Angeles, California 90017-3212	J. P. Morgan Securities Inc. 270 Park Avenue New York, New York 10017
Credit Suisse Securities (USA) LLC Eleven Madison Avenue New York, New York 10010, USA	Moody’s Investors Service, Inc. 99 Church Street New York, New York 10007
Fitch, Inc. One State Street Plaza New York, New York 10004	Standard & Poor’s Ratings Services 55 Water Street, 40th Floor New York, New York 10004
Goldman, Sachs & Co. 85 Broad Street New York, New York 10004	U.S. Bank National Association Corporate Trust Services-SFS One Federal Street, 3rd Floor Boston, Massachusetts 02110
Greenwich Capital Markets, Inc. 600 Steamboat Road Greenwich, Connecticut 06830	Wilmington Trust Company 1100 North Market Street Wilmington, DE, 19890